                                                                    EXHIBIT 4.1


                           PRECISION SYSTEMS, INC.
                          SERIES B PREFERRED STOCK
                         CERTIFICATE OF DESIGNATIONS

                                 ______________

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW



         Precision Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") and the undersigned officers of the Corporation, do hereby certify that (i) the Corporation is authorized by its Certificate of Incorporation to issue 50,000 shares of Preferred Stock, and pursuant thereto has determined to issue 4,500 shares of a series of Preferred Stock which shall be designated and known as "Series B Preferred Stock," and (ii) the following resolution was duly adopted by the members of the Board of Directors of the Corporation on March 21, 1997:

         RESOLVED that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of the Preferred Stock of the Corporation, which series is hereby designated "Series B Preferred Stock" (referred to herein as "Series B Preferred Stock") consisting of 4,500 shares, par value $.01 per share, and hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights of the Series B Preferred Stock of the Corporation as follows:

         1. VOTING RIGHTS. The holders of Series B Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation, except as required by applicable law.

         2.  DIVIDEND PROVISIONS.

                 (a) DIVIDEND AMOUNT. The holders of shares of Series B Preferred Stock shall be entitled to receive therefor, prior and in preference to any declaration or payment of any dividend (except for dividends payable solely in Common Stock, par value $.01 per share ("Common Stock"), or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation), on any shares of any class or series of capital stock of the Corporation (other than Series A Preferred Stock, which is senior in right to payment of dividends to the Series B Preferred Stock) dividends at an annual rate per share equal to the product of eight percent (8%) multiplied by one thousand dollars ($1,000) for so long as the Series B Preferred Stock is outstanding. Dividends shall be payable on the first day of each calendar quarter commencing after the date of issuance of the Series B Preferred Stock (and the amount payable shall be reduced pro rata for a partial calendar quarter), when and as declared by the Board of Directors. Such dividends shall be cumulative, and accumulations of dividends shall bear interest at an annual rate per share equal to eight percent (8%), compounded quarterly, commencing on January 1, 1998 or such later date as such dividends first become payable until the date such dividends are paid.

                 (b) DIVIDEND POLICY. For so long as accumulated dividends and interest with respect to the Series B Preferred Stock remain unpaid, (i) no dividend or other distribution (except for dividends payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be paid or made on any Junior Stock (as hereinafter defined), (ii) no share of Junior Stock shall be purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation during the period any share of the Series B Preferred Stock is outstanding (except for shares purchased in connection with the administration of an employee benefit or retirement plan which plan has been approved by the Board of Directors of the Corporation), and (iii) no deposit, payment, or distribution of any kind shall be made in or to any purchase or redemption requirement applicable to any Junior Stock. All accumulated dividends and interest with respect to the Series A Preferred Stock must be paid prior to the payment of any dividends on the Series B Preferred Stock. The term "Junior Stock" shall refer to Common Stock, any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock; provided, however that in no event shall shares of Series A Preferred Stock or Series B Preferred Stock be considered Junior Stock hereunder.

         3. LIQUIDATION. Upon the dissolution and liquidation of the Corporation and following the distribution of assets to holders of Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock Certificate of Designations, but prior to the distribution of any assets of the Corporation to the holders of Junior Stock, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to one thousand dollars ($1,000) per share (the "Series B Liquidation Preference"), plus an amount equal to all accumulated and unpaid dividends and interest thereon, but if the funds available therefor are insufficient, then to the holders of Series B Preferred Stock on a pro-rata basis. The Series B Liquidation Preference shall be paid to the holders of Series B Preferred Stock before the holders of any series of Preferred Stock (except for Series A Preferred Stock) or the holders of any other class or series of Junior Stock are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution or liquidation of the Corporation. Notwithstanding the foregoing, the amounts to which the holders of Series B Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the shares of capital stock of the Corporation effected without the receipt of consideration by the Corporation.

         4. CONVERSION AT THE OPTION OF THE HOLDERS. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a) RIGHT TO CONVERT. Each outstanding share of Series B Preferred Stock may be converted upon the election of a holder thereof into shares of Common Stock of the Corporation at any time following December 31, 1998. Each share of Series B Preferred Stock may be converted at the office of the Corporation, or any transfer agent for such stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing one thousand dollars ($1,000) plus any accumulated and unpaid dividends and any interest accrued thereon, if any (the "Conversion Amount") by the Conversion Price (as hereinafter defined) applicable to such share in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred Stock (the "Conversion Price") shall initially equal the average of the closing bid price for the Common Stock on the Nasdaq Stock Market for the ten (10) trading days prior to the issuance of the Series B Preferred Stock. Such initial conversion price shall be adjusted as hereinafter provided.

                 (b) MECHANICS OF CONVERSION.

                          (i)     Before any holder of Series B Preferred Stock
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                          (ii)    If the conversion is in connection with an
underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

         (c)     ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                          (i) SPECIAL DEFINITIONS.  For purposes of this
subsection (c), the following definitions apply:

                                  (1) "OPTIONS" shall mean rights, options
(excluding options issued to officers, directors or employees of or consultants to the Corporation pursuant to a stock option plan on terms approved by the Board of Directors), or warrants to subscribe for, purchase or otherwise acquire either Junior Stock or Convertible Securities (defined below).

                                  (2) "ORIGINAL ISSUE DATE" shall mean April 4,
1997.

                                  (3) "CONVERTIBLE SECURITIES" shall mean any
evidence of indebtedness, shares (other than Common Stock), any series of Preferred Stock (other than Series B Preferred Stock) or other securities convertible into or exchangeable for Junior Stock.

                                  (4) "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to subsection (c)(iii), deemed to be issued) by the Corporation after December 31, 1997, other than shares of Common Stock issued or issuable:

                                        (A) upon conversion of shares of Series
A Preferred Stock or Series B Preferred Stock;

                                        (B) to officers, directors or employees
of, or consultants to, the Corporation as restricted stock or pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                                        (C) as a dividend or distribution on
Series A Preferred Stock or Series B Preferred Stock; or

                                        (D) for which adjustment of the
Conversion Price is made pursuant to subsection 4(c)(iv) below.

                          (ii) NO ADJUSTMENT OF CONVERSION PRICE.  Any
provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subsection 4(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series B Preferred Stock, in effect immediately prior to the date of such issue.

                          (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK. In the event the Corporation at any time or from time to time after December 31, 1997 shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case Additional Shares of Common Stock shall be deemed to have been issued;

                                  (1) no further adjustments in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of Options or conversion or exchange of such Convertible Securities;

                                  (2) if such Options or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease in proportion to its affect on such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series B Preferred Stock);

                                  (3) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange.

                                  (4) in the case of any Options which expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                          (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation, at any time after December 31, 1997, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection (c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock, Series B Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Series B Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

                          (v) DETERMINATION OF CONSIDERATION.  For purposes of
this subsection (c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  (1) CASH AND PROPERTY.  Such consideration
shall:

                                        (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid for accrued interest or accrued dividends;

                                        (B) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of receipt of such property, as determined in good faith by the Board; and

                                        (C) in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                                  (2) OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 5(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                        (A) the total amount, if any, received
or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities by

                                        (B) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                 (d) ADJUSTMENTS TO CONVERSION PRICE FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for Series B Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in any amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                 (e) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection (d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before the change.

                 (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

                 (g) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this
Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series B Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

                 (h) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time; (i) to declare any dividend or distribution upon its Common Stock or Class B Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock or Class B Common Stock outstanding involving a change in the Common Stock or Class B Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock;

                          (1) at least twenty (20) days' prior written notice
of the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                          (2) in the case of the matters referred to in (iii)
and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                 (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5.  CONVERSION AT THE OPTION OF THE CORPORATION.

                 (a) RIGHT OF CONVERSION. The Corporation shall have the right to call for and require at its sole discretion the conversion of any and all outstanding shares of Series B Preferred Stock into a class or series of preferred stock or other securities of the Corporation to be designated by the Corporation (the "Conversion Stock") at any time following the Original Issue Date and prior to December 31, 1997.

                 (b) CONVERSION PRICE. The conversion price for each share or unit of Conversion Stock into which the Series B Preferred Stock may be converted upon a mandatory conversion under this Section 5 (the "Mandatory Conversion Price") shall be equal to the price for each share or unit of Conversion Stock which the Corporation offers to sell such Conversion Stock to any person other than an affiliate (as hereinafter defined) of the Corporation. Upon a mandatory conversion, each share of Series B Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares or units of Conversion Stock as is determined by dividing the Conversion Amount by the Mandatory Conversion Price. The term affiliate means any person or entity which directly or indirectly controls, is controlled by or is under direct or indirect common control with the Corporation.

                 (c) CONVERSION NOTICE. Notice of a mandatory conversion of the Series B Preferred Stock pursuant to this Section 5 shall be given by the Corporation by first-class mail, not less than two (2) nor more than thirty
(30) days prior to the date fixed by the Board of Directors of the Corporation for conversion, to the holders of record of the Series B Preferred Stock at their respective addresses then appearing on the records of the Corporation. The notice of the conversion shall state: (i) the conversion date; (ii) the conversion price; (iii) that on the conversion date all rights and preferences of the Series B Preferred Stock shall cease, and thereafter such Series B Preferred Stock shall not be deemed to be outstanding for any reason whatsoever; and (iv) the place or place where such shares of Series B Preferred Stock to be converted are to be surrendered for shares of Conversion Stock.

         6. PROTECTIVE PROVISIONS. So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class): (a) alter or change the rights, preferences or privileges of the shares of Series B

Preferred Stock so as to affect adversely such shares; or (b) amend its Certificate of Incorporation in any respect so as to adversely affect the shares of Series B Preferred Stock, except that the Corporation may authorize and increase the number of authorized shares of Common Stock.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 4th day of April, 1997.



                                        PRECISION SYSTEMS, INC.


                                        By: _______________________________
                                        Name:
                                        Title:

ATTEST:


By: __________________________
Name:
Title: